Filed pursuant to Rule 433
Issuer Free Writing Prospectus dated November 15, 2007
Relating to Preliminary Prospectus dated November 8, 2007
Registration Statement No. 333-145835
EL PASO PIPELINE PARTNERS, L.P.
Pricing Sheet—November 15, 2007
25,000,000 Common Units Representing Limited Partner Interests

Issuer:	El Paso Pipeline Partners, L.P.

Symbol:	New York Stock Exchange: EPB

Price to Public:	$20.00 per common unit

Common Units Offered:	25,000,000 common units representing limited partner interests

Over-allotment Option:	Up to 3,750,000 common units representing limited partner interests

Gross Proceeds:	$500,000,000 (excluding exercise of over-allotment option)

Trade Date:	November 16, 2007

Closing Date:	November 21, 2007

Underwriters:	Lehman Brothers Inc.
Citigroup Global Markets, Inc.
Goldman, Sachs & Co.
UBS Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated
Wachovia Capital Markets, LLC
Credit Suisse Securities (USA) LLC
Raymond James & Associates, Inc.
RBC Capital Markets Corporation
Tudor, Pickering & Co. Securities, Inc.
This Issuer Free Writing Prospectus is also being filed to clarify a portion of the disclosure found under the caption “Certain Relationships and Related Transactions—Omnibus Agreement—Indemnification” on page 140 of the preliminary prospectus, to state, “Additionally, El Paso will indemnify us for losses attributable to title defects, failures to obtain consents or permits necessary for the transfer of the contributed assets, retained assets and liabilities (including pre-closing litigation concerning title defects, failure to obtain consents or permits relating to any contributed assets) and income taxes attributable to pre-closing operations or ownership of the assets contributed to us, including any such income tax liability of El Paso and its affiliates that may result from our formation transactions.”
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Lehman Brothers Inc., c/o Broadridge, 1155 Long Island Avenue, Edgewood, NY 11717 (E-mail: qiana.smith@broadridge.com) (Fax: 631-254-7140).